Gary Burbach
President
Chief Executive Officer

November 21, 2006
David Smith
Dear David:
On behalf of Thoratec Corporation, I am pleased to confirm the following offer of employment:
Position:   Chief Financial Officer & Executive Vice President, reporting directly to me. Your offer of employment will be contingent upon successful completion of pre-employment drug screening and a background check. A start date upon completion of the above has been set for December 29, 2006.
Salary:   Your salary will be $13,076.93 paid bi-weekly, which is the equivalent to $340,000.00 annually. This is an exempt position.
Bonus:   In addition you will be eligible for an annual bonus of 75% of your base salary beginning in 2007. Also, your target bonus will increase to 80% beginning in 2009. This bonus is based upon achievement of individual and corporate objectives, which will be established at the beginning of each relevant year.
Sign on Bonus:   You will be granted a sign on bonus of $240,000.00. This bonus will be paid out in four equal installments. The first will be within 30 days of your date of hire, followed by payments on the first, second and third anniversaries of the initial payment. This bonus is subject to all normal and appropriate payroll withholdings. In the event your employment with Thoratec ends during any of the first four years from your hire date, you will forfeit your entitlement to any unpaid installments of this sign on bonus. In this instance you will also remit to Thoratec a pro-rata portion of that year’s bonus payment, representing the portion attributable to the remaining months left to the payment anniversary date.
Stock Options and Restricted Stock:   You will be granted nonstatutory stock options to purchase 100,000 shares of common stock of Thoratec Corporation. The first 2/3, or 66,667, of these shares will be granted on your start date and the remaining 1/3, or 33,333, of these shares will be granted in conjunction with our annual process in early 2007. The exercise price of these options will be the fair market value of the stock at the date of the grant. These are 10-year options vesting over a four-year period of 25% per year on the anniversaries of the grants. You also will be granted 40,000 restricted shares of common stock of Thoratec Corporation. These shares of restricted stock will also vest in increments of 25% over a four year period on the grant anniversaries. You will be granted 2/3, or 26,667, of these restricted shares sixty days from your start date and the remaining 1/3, or 13,333, shares will be granted during our annual process in early 2007. In the event of a “Change of Control” (as defined in the “Separation Benefits Agreement” referenced in the section on Severance below) all unvested shares of your Thoratec stock options and restricted stock described in this section that are outstanding, but not yet exercisable, as of the effective date of such Change of Control, shall become fully vested and exercisable.
Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574 www.thoratec.com

Burlington Office 23 Fourth Avenue, Burlington, MA 01803 Tel 781-272-0139 Fax 781-852-8390	Rancho Cordova Office 2945 Kilgore Road, Rancho Cordova, CA 95670 Tel 916-852-2833 Fax 916-683-3216

David Smith	Job Offer Letter
Page 2	November 21, 2006
Benefits:   As a full-time employee, you will be eligible to participate in Thoratec’s comprehensive group medical, dental, vision, long-term disability and life insurance programs. Health coverage becomes effective the first of the month following date of hire. Thoratec has several additional benefit programs such as a 401(k) plan with company matching contribution, Educational Assistance Program, Flexible Spending Program, an Employee Stock Purchase program, and a Deferred Compensation Program.
Vacation:   Your vacation accrual will begin at 13.33 hours per month, which is equivalent to 20 days per year.
Severance:   You and Thoratec will enter into a separation benefits agreement (referred to herein as the “Separation Benefits Agreement”), which will set forth certain severance benefits. Your “Standard Severance” benefit in the event Thoratec terminates your employment without “Cause” (as defined in the Separation Benefits Agreement) will be calculated as one times your annual salary. Your “Change of Control Severance” benefit, paid if you are terminated without Cause within 18 months of a “Change of Control” of Thoratec (as defined in the Separation Benefits Agreement) will be calculated as two times your annual salary plus two times your bonus, and will be paid six months after your last day with Thoratec. We are in the process of updating our Separation Benefits Agreement to comply with new tax laws and will provide it to you upon completion.
Outside Involvement:   We understand that you currently serve as a director on the board of directors of Perlegen Sciences. You agree that because of the time required by such commitments and potential conflicts of interest, you will seek written approval of the CEO and/or the Corporate Governance and Nominating Committee of Thoratec’s Board of Directors before accepting any other positions on a board of directors or agreeing to perform any other services for another company, corporation or other commercial enterprise (other than for subsidiaries or affiliates of Thoratec).
No Conflict of Interest:   By signing below, you represent and warrant that you are not obligated under any other employment, consulting or other agreement which would affect Thoratec’s rights or your duties to Thoratec and that your employment by Thoratec is not in conflict with any commitments you have to any party.
Employment at Will:   In consideration of employment, you agree to conform to the policies of Thoratec and acknowledge that employment can be terminated for any reason, with or without cause, at any time with or without notice at the option of Thoratec or the employee. Failure to comply with company policies will necessitate disciplinary action, which may include termination of employment.
6035 Stoneridge Drive, Pleasanton, CA 94588 (925) 847-8600 FAX (925) 847-8574 www.thoratec.com

David Smith	Job Offer Letter
Page 3	November 21, 2006
We have aggressive aspirations at Thoratec for growth, building shareholder value, and continuing to improve patients’ lives. I believe you will be a significant contributor to achieving these goals and that Thoratec will provide you with a challenging and rewarding career experience. We look forward to working with you in realizing these objectives.
Sincerely,
/s/ Gary Burbach
Gary Burbach
Chief Executive Officer
Enclosures
I accept your contingent offer of employment, and will commence work upon passing the drug screening test and the background investigation. I agree to the terms as outlined in this letter.

/s/ David Smith	11/22/06

David Smith	Date
6035 Stoneridge Drive, Pleasanton, CA 94588 (925) 847-8600 FAX (925) 847-8574 www.thoratec.com